Contacts:
            Community Central Bank Corp. - Ray Colonius - P:586 783-4500
            Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES Q1 EARNINGS
For Immediate Release

First Quarter 2006 Highlights

       Assets total $484 million
       Total loans increase $17.7 million in first quarter
       Trust and Wealth management continues to expand operations
       Grosse Pointe Office expected operational in June this year

           MOUNT CLEMENS, Mich., May 2, 2006 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, today reported earnings for the quarter ended March 31, 2006. Net income for the first quarter of 2006 decreased 6.5% to $703,000, or $0.18 per diluted share, from $752,000, or $0.22 per diluted share for the first quarter ended 2005.

           Net income in the first quarter was affected by startup, expansion, and operational costs including those related to the new Trust and Wealth Management divisions as well as the new banking hub in Grosse Pointe, Michigan, which is expected to open in June. Additionally, first quarter net income was affected by startup costs related to expansion into new mortgage loan production offices in Ohio, North Carolina, and Florida. David A. Widlak, President and CEO commented, "The expansion of several divisions of our organization are proceeding on target and we believe that these initiatives will improve and solidify earnings of the Corporation in the future and are a key part of our strategic growth plan for 2006 and 2007. Furthermore, and perhaps most importantly, we are excited that we have attracted talented executives and staff to drive these new initiatives. We are also delighted to report we had very solid loan growth during the first quarter. Total loans grew to $352.7 million or an increase of $17.7 million for the first quarter of 2006."

           Net interest income was $3.1 million during the first quarter of 2006, an increase of $140,000 or 4.4%, when measured on a taxable equivalent basis over the first quarter 2005. The increase was attributable to growth in earning assets and offset somewhat by net interest margin compression. Net interest margin for the first quarter was 3.00%, as measured on a tax equivalent basis, compared with 3.15% for the fourth quarter of 2005 and 3.38% for the first quarter of 2005. The decrease in net interest margin was primarily the result of higher deposit funding costs in a highly competitive deposit-pricing environment. Additionally, the flat treasury yield curve produced an interest rate environment that resulted in lower incremental interest rate spreads on new loan and investment growth.

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           A $50,000 provision was made to the allowance for loan losses in the first quarter of 2006, based upon management's review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. Net loan charge-offs for the first quarter of 2006 totaled $34,000 or 4 basis points on an annualized basis. Total nonperforming assets as a percentage of total assets was 0.64% at March 31, 2006, compared to 0.74% at December 31, 2005. The allowance for loan losses was $3.6 million at March 31, 2006, or 1.02% of total loans and 116.38% of nonperforming loans, versus $3.6 million or 1.07% and 108.10% at December 31, 2005, respectively.

           Noninterest income in the first quarter of 2006 was $1.2 million, an increase of $256,000, or 27.1%, compared to the first quarter of 2005. The increase was primarily due to a $152,000 increase in gains on the sale of residential mortgage loans due to higher origination loan volumes compared to the first quarter of 2005. Fiduciary income from trust services represented $67,000 for the first quarter. The trust division of the Bank started operations in July of 2005.

           Noninterest expense was $3.4 million for the first quarter of 2006 compared to $2.9 million for the first quarter of 2005, an increase of $527,000, or 18.2%. The increase in noninterest expense was largely due to an increase of $351,000 in salary, benefits and payroll taxes from the new Trust and Wealth Management divisions, coupled with startup and operational costs related to the new Grosse Pointe branch hub and expansion into new out of state mortgage loan production offices. The $176,000 increase in net occupancy expense and other operating expenses was also primarily attributable to our expansion initiatives.

           At March 31, 2006, the Corporation's total assets were $484.5 million, an increase of $22.5 million from December 31, 2005. Total loans of $352.7 million increased $17.7 million or 5.3% from December 31, 2005. The growth factor on an annualized basis was 21.2%. The largest area of loan growth occurred in commercial real estate loans, which increased $11.2 million. Total deposits of $333.2 million increased $18.8 million, or 6.0%, over December 31, 2005, with substantially all of the growth occurring in time deposits, which increased $18.5 million. Total stockholder's equity increased $420,000 to $36.0 million at March 31, 2006. The increase in equity was primarily due to net income for the quarter, offset by cash dividends paid.

           The Corporation recently announced a 5% stock dividend, payable June 1, 2006, to shareholders of record on May 1, 2006.

About the Company: Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Central and Northwest Indiana, Northern Illinois, Raleigh, North Carolina and Tampa, Florida. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

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Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data
	Three months ended
	March 31,
	Unaudited	Unaudited
	2006	2005
	(In thousands)
OPERATIONS
Interest income
Loans	$6,028	$4,821
Taxable securities	771	472
Tax-exempt securities	278	88
Federal funds sold	37	46
	_____	_____
Total interest income	7,114	5,427

Interest expense
Deposits	2,700	1,554
Rep Agreements and Fed Funds	93	39
FHLB Advances	959	563
ESOP loan interest	3	3
Subordinated debentures	215	165
	_____	_____
Total interest expense	3,970	2,324

Net Interest Income	3,144	3,103

Provision for loan losses	50	100
	_____	_____
Net Interest Income after Provision	3,094	3,003

Noninterest income
Fiduciary income	67	- - -
Deposit service charges	82	70
Net realized security gains	- -	30
Mortgage banking income	854	702
Other income	199	144
	_____	_____
Total noninterest income	1,202	946

Noninterest expense
Salaries, benefits and payroll taxes	2,105	1,754
Occupancy expense	466	356
Other operating expense	845	779
	_____	_____
Total noninterest expense	3,416	2,889

Income before taxes	880	1,060

Provision for income taxes	177	308
	_____	_____
Net Income	$703	$752
	======	======
Memo: Net interest income
(fully tax-equivalent)	3,288	3,148

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data - continued
	Three months ended
	March 31,
	Unaudited	Unaudited
	2006	2005
PER SHARE DATA
Basic earnings per share	$0.18	$0.22
Diluted earnings per share	$0.18	$0.22
Book value per share	$9.37	$8.61
Basic average shares outstanding (000's)	3,813	3,355
Diluted average shares outstanding (000's)	3,884	3,450
Actual shares outstanding (000's)	3,836	3,611

Net interest margin (fully tax-equivalent)	3.00%	3.38%
Average and outstanding shares have been retroactively adjusted for stock dividends.

Condensed Balance Sheet
	Unaudited	Audited
	March 31,	December 31,
	2006	2005
	(In thousands)
Assets
Cash and equivalents	$8,261	$11,000
Investments	97,747	89,602
Residential mortgage loans held for sale	3,479	4,286
Loans	352,661	334,951
Allowance for loan losses	(3,596)	(3,580)
Other Assets	25,911	25,753
	_______	______

Total Assets	$484,463	$462,012
	=======	======

Liabilities and stockholders' equity
Deposits	$333,197	$314,373
Repurchase agreements	12,326	13,184
Federal Home Loan Bank advances	90,545	86,545
Other liabilities	2,133	2,068
Subordinated debentures	10,310	10,310
Stockholders' equity	35,952	35,532

	_______	______
Total Liabilities and Stockholders' Equity	$484,463	$462,012
	======	======

OTHER DATA

Allowance for loan losses to total loans	1.02%	1.07%
Nonperforming loans to total loans	0.88%	0.99%
Nonperforming assets to total assets	0.64%	0.74%
Allowance for loan losses to
nonperforming loans	116.38%	108.10%
Stockholders' equity to total assets	7.42%	7.69%
Tier 1 Leverage Ratio	9.64%	9.94%